Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Managed Volatility - Fixed Income Portfolio
(BR_AA_FI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
06-02-2015

Security Type:
BND/CORP


Issuer
Mohawk Industries, Inc. (2022)

Selling
Underwriter
Merrill Lynch International

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Bank PLC, J.P. Morgan Securities plc, Merrill Lynch International, SunTrust
Robinson Humphrey, Inc., Wells Fargo
Securities International Limited, Credit
Agricole Securities (USA) Inc., Fifth
Third Securities, Inc., Mitsubishi UFJ
Securities International plc, Mizuho
International plc, PNC Capital Markets
LLC, U.S. Bancorp Investments, Inc.

Transaction Details

Date of Purchase
06-02-2015


Purchase
Price/Share
(per share / %
of par)
Euro
99.913
or
$111.18

Total
Commission,
Spread or
Profit
0.450 %


1.	Aggregate Principal Amount Purchased
(a+b)
Euro 45,000,000
or $50,076,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
Euro 450,000 or
$500,760

b. Other BlackRock Clients
Euro 44,550,000
or $49,575,240

2.	Aggregate Principal Amount of
Offering
Euro 500,000,000
or $556,400,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.09


Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[x] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
06-07-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
06-07-2015

Global Syndicate Team Member